Exhibit 10.11

FIRST AMENDMENT TO SUBLEASE

     THIS FIRST AMENDMENT TO SUBLEASE (the “Amendment”) is dated as of November 24, 2003, by and between E.PIPHANY, INC., a Delaware corporation (“Sublandlord”) and SINA.COM ONLINE, a California corporation (“Subtenant”).

RECITALS

     WHEREAS, Sublandlord and Subtenant are parties to that certain Sublease dated as of January 11, 2002, for premises consisting of 5,238 square feet of space in the building commonly known as and numbered 2988 Campus Drive, Suite 100, San Mateo, California (the “Sublease”);

     WHEREAS, Sublandlord and Subtenant wish to amend the Sublease on the terms and conditions set forth below.

AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Sublandlord and Subtenant hereby agree as follows:

     1. Subtenant. As of November 1, 2003 (the “Effective Date”), the introductory paragraph of the Sublease is hereby amended by deleting the name of Subtenant “SINA.com, a California corporation” and substituting the name “Sina.com Online, a California corporation” therefor.

     2. Term. As of the Effective Date, the end date of the Sublease Term set forth in Section II of the Sublease is hereby amended by deleting the date “February 29, 2004” and substituting the date “September 30, 2005” therefor.

     3. Option Term. Section III of the Sublease is deleted in its entirety.

     4. Base Rent. Section VI of the Sublease is hereby amended by deleting the first and second sentences and substituting the following therefor: “Subtenant shall pay to Sublandlord, in advance, in monthly installments, without withholding, offset or reduction, Basic Rent at the rate of Six Thousand and 00/100 Dollars ($6,000.00) per month for the period through September 30, 2005.”

     5. Brokers. Sublandlord and Subtenant each warrant to the other that it has not dealt with any broker in connection with this Amendment other than The Staubach Company and BT Commercial, for Sublandlord, and BT Commercial, for Subtenant, and each party agrees to indemnify, defend and hold harmless the other from and against any breach of this warranty. Sublandlord shall be responsible for any broker’s commission to be paid per a separate agreement.

     6. Miscellaneous; Ratification; Counterparts. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Sublease. Except as amended hereby, the

Sublease shall continue unmodified and in full force and effect and is hereby ratified and confirmed. This Amendment may be executed in counterpart originals which, taken together, shall constitute a single original.

     EXECUTED as an instrument under seal as of the date first above written.

SUBLANDLORD:

E.PIPHANY, INC., a Delaware corporation

By:	/s/
Chief Financial Officer

SUBTENANT:

SINA.COM ONLINE, a California corporation

By:	/s/ Bo Zhang
Bo Zhang, General Manager, Sina U.S.